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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

Falk                              David                 B.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

5335 Wisconsin Avenue, N.W.
--------------------------------------------------------------------------------
                                    (Street)

Washington                            DC                 20015
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


SFX Entertainment, Inc.  (NASDAQ:SFXE) ("SFX")
================================================================================
3. IRS or Identification Number of Reporting Person (Voluntary)

###-##-####
================================================================================
4. Statement for Month/Year

December 1998
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                            Officer of the Chairman
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (Month/Day/    Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
                                        Year)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock of SFX("SFX      12/03/98        S               2,800       D     $51 1/4
Common Stock")

------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/03/98        S               58,100      D     $51 3/8
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/03/98        S               21,200      D     $51 1/2
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/03/98        S               12,400      D     $51 5/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/03/98        S               23,000      D     $51 7/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/03/98        S                  500      D     $51 27/64
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/03/98        S                5,500      D     $51 5/8
-----------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/03/98        S                2,500      D     $51 3/4
-----------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/04/98        S                28,700     D     $51 1/4
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                         (Over)

                                  (Print or Type Response)
                                                                 SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Options to acquire                                                                                         100,000   D
shares of SFX
Common Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


/s/ David B. Falk                                                1/7/99
---------------------------------------------            -----------------------
      Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                     Page 2 of 4
                                                                 SEC 1474 (7-96)

 (122797DTI)

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

        Item 1 (Name and Address of Reporting Person):
                 Falk, David B.
                 5335 Wisconsin Avenue, N.W.
                 Washington, D.C. 20015

        Item 2 (Issuer Name and Ticker or Trading Symbol):
                 SFX Entertainment, Inc. (NASDAQ:SFXE)

        Item 4 (Statement for Month/Year):
                 December 1998


                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (Month/Day/    Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
                                        Year)
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/04/98        S               2,000       D     $51 3/8
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/04/98        S                1,300      D     $51 5/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/04/98        S                8,000      D     $50 5/8
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/04/98        S               15,000      D     $50 9/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/04/98        S                5,500      D     $50 1/2
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/04/98        S                  100      D     $50 1/4
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/04/98        S                3,300      D     $50
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/04/98        S                  100      D     $49 15/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/04/98        S                 2,000     D     $49 7/8
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/07/98        S                 3,000     D     $49 7/8
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/08/98        S                10,000     D     $49 7/8
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/08/98        S                 4,000     D     $50
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/08/98        S                 2,500     D     $49 15/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/09/98        S                   300     D     $49 11/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/09/98        S                   200     D     $49 21/32
====================================================================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

        Item 1 (Name and Address of Reporting Person):
                 Falk, David B.
                 5335 Wisconsin Avenue, N.W.
                 Washington, D.C. 20015

        Item 2 (Issuer Name and Ticker or Trading Symbol):
                 SFX Entertainment, Inc. (NASDAQ:SFXE)

        Item 4 (Statement for Month/Year):
                 December 1998


                                                              6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/09/98        S              12,000       D     $50
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/09/98        S                1,000      D     $50 1/8
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/10/98        S                5,900      D     $49 3/4
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/10/98        S               34,000      D     $50
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/10/98        S               12,500      D     $49 7/8
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/10/98        S                  100      D     $49 13/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/10/98        S               21,000      D     $50 1/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/10/98        S                8,300      D     $50 3/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/10/98        S                7,000      D     $50 1/4
-----------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/10/98        S                1,000      D     $50 5/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/10/98        S                 3,800     D     $50 1/8
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/10/98        S                 4,000     D     $49 15/16
------------------------------------------------------------------------------------------------------------------------------------
SFX Common Stock                      12/10/98        S                 2,400     D     $49 5/8   325,000       D
====================================================================================================================================

                                                                     Page 4 of 4